      As filed with the Securities and Exchange Commission on October 10, 2000


                                                      Registration No. 333-69812

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                             AMENDMENT NO. 1
                                   TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------
                            ASYST TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

       California                                        94-2942251
(State of Incorporation)                    (I.R.S. Employer Identification No.)


                                 48761 Kato Road
                                Fremont, CA 94538
                                 (510) 661-5000
          (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                                 ---------------
                                Geoffrey G. Ribar
                            Asyst Technologies, Inc.
                                 48761 Kato Road
                                Fremont, CA 94538
                                 (510) 661-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------
                                   Copies to:
                              James C. Kitch, Esq.
                             Michael L. Weiner, Esq.
                               Cooley Godward LLP
                              Five Palo Alto Square
                               3000 El Camino Real
                               Palo Alto, CA 94306
                                 (650) 843-5000

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

      Title of Class of                                      Proposed Maximum          Proposed Maximum              Amount of
 Securities to be Registered   Amount to be Registered   Offering Price per Unit   Aggregate Offering Price       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
5 3/4% Convertible Subordinated       $86,250,000                 100%(1)                $86,250,000(1)               $21,563(4)
   Notes Due July 3, 2008

------------------------------------------------------------------------------------------------------------------------------------

 Common Stock, no par value             5,681,818(2)                --(3)                         --(3)                    --(3)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended.

(2) Represents the number of shares of common stock that are initially issuable upon conversion of the 5 3/4% Convertible Subordinated Notes due July 3, 2008 registered hereby. For purposes of estimating the number of shares of common stock issuable upon conversion of the notes, the registrant used a conversion price of $15.18 per share of common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(3) No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).

(4)      Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject To Completion)

                            ASYST TECHNOLOGIES, INC.

                                   $86,250,000

      5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE JULY 3, 2008 AND SHARES OF
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus covers resales by selling securityholders of our 5 3/4% Convertible Subordinated Notes due July 3, 2008 and shares of our common stock into which the notes are convertible.

         The holders of the notes may convert the notes into shares of our common stock at any time at a conversion price of $15.18 per share, subject to adjustment in specified events. We may redeem the notes, in whole or in part, at any time on or after July 3, 2004 at the redemption prices set forth in the section entitled "Description of the Notes--Optional Redemption by Asyst."

         In the event of a change of control, each holder of the notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest. We may repurchase the notes for cash or common stock, at our option, as set forth in the section entitled "Description of the Notes--Repurchase at Option of Holders Upon a Change in Control."

         The notes are general, unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness. See "Description of the Notes--Subordination of Notes."

         Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market. Notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

         Our common stock currently trades on the Nasdaq National Market under the symbol "ASYT." The last reported sale price on October 9, 2001 was $8.89 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS ____________________, 2001

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

SUMMARY ..............................................................       1

RISK FACTORS .........................................................       6

RATIO OF EARNINGS TO FIXED CHARGES ...................................      14

FORWARD-LOOKING STATEMENTS ...........................................      14

USE OF PROCEEDS ......................................................      14

SELLING SECURITYHOLDERS ..............................................      15

PLAN OF DISTRIBUTION .................................................      17

DESCRIPTION OF THE NOTES .............................................      19

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS .............      32

LEGAL MATTERS ........................................................      38

INDEPENDENT AUDITORS .................................................      38

WHERE YOU CAN FIND MORE INFORMATION ..................................      38


In this prospectus, "Asyst," "we" and "our" refer to Asyst Technologies, Inc. unless the context otherwise requires.

                                     SUMMARY

         This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read the entire prospectus carefully, including the "Risk Factors" section and the documents that we incorporate by reference into this prospectus, before making an investment decision.

Overview

         We are a leading provider of integrated automation systems for the semiconductor manufacturing industry. We design systems that enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. We sell our systems directly to semiconductor manufacturers, as well as to original equipment manufacturers, or OEMs, that integrate our systems with their equipment for sale to semiconductor manufacturers. We believe that our systems are becoming increasingly important as the semiconductor manufacturing industry adopts integrated automation technology in the production of ICs with smaller line widths on wafers with larger diameters.

         Currently, most semiconductor manufacturing facilities, or fabs, process wafers with diameters of 150mm or 200mm. However, several fabs are currently operating pilot production lines utilizing 300mm wafers and we expect a significant portion of new fabs to be configured for 300mm wafers. Concurrently, IC line widths have decreased to 0.13 micron and are expected to decrease even further. Keeping pace with these changes presents semiconductor manufacturers with a number of technical and economic challenges.

         As the complexity and cost of new fabs and state-of-the-art processing equipment, or tools, increases, semiconductor manufacturers have sought to remain competitive by improving production yields and overall fab efficiency. We believe that semiconductor manufacturers will increase their commitments to automated solutions in their 300mm fabs given the significant value of work-in-process inventory and the ergonomic issues introduced by the significantly increased weight and bulk of loaded 300mm wafer containers, or pods.

         As IC line widths decrease, the harmful effects of microscopic contamination during the manufacturing process increase, heightening the need for controlled environments around tools. Minienvironment systems enable these controlled environments and consist of enclosures with engineered airflows that encapsulate tools, pods and robotics systems, which transfer wafers between pods and tools through a portal. Automated transport and tool loading automation focuses on assuring the timely delivery, loading and unloading of work-in-process wafers to minimize idle time at process steps.

Products

         We are the only supplier with expertise in what we believe are the five key elements required to provide the semiconductor manufacturing industry with integrated automation systems:

    . Isolation Systems. Our systems are designed to provide a continuous, ultraclean environment for semiconductor wafers as they move through the fab, and include pods used for storage and transport of 200mm and 300mm wafers, enclosures which reduce contamination by providing custom minienvironment chambers, and input/output systems that assist in transferring wafers between pods, tools and enclosures;

    . Work-in-Process Materials Management. Our solutions include electronic memory devices, radio-frequency based identification tags, interactive systems which provide work-in-process control and management of wafers in storage racks or automated stockers, and substrate management systems, or sorters, which rearrange wafers and reticles, which are templates for producing ICs, between manufacturing processes without operator handling and which enable the tracking and verification of each wafer throughout the production process;

    . Substrate-Handling Robotics. Our products include robots specifically designed for atmospheric, vacuum, harsh chemical and wet chemical process applications and are also used to automate the production of disk drives and liquid crystal displays, or LCDs. These robots are used by OEMs for use outside of the semiconductor process tool to transfer wafers between the pod, the tool input/output system and the tool itself;

   . Automated Transport and Loading Systems. Our systems utilize continuous flow technology, or CFT, to move wafer containers into and out of tools and between process locations in fabs. CFT allows pods to move asynchronously on our track-based transport system, eliminating the delays associated with moving the empty or partially filled monorail cars of competing systems; and

   . Connectivity Automation Software. In addition to automating the processing of each wafer lot during the manufacturing cycle, our customizable software links directly to the facility host system, providing users with the ability to pre-schedule material movement to specific tools. Our solutions provide improved material control, line yield and cycle time abilities, as well as increased overall equipment effectiveness.

         We also provide our Plus-Portal System, which combines our expertise in isolation systems, work-in-process materials management, substrate-handling robotics and connectivity automation software to provide a complete front-end for process equipment. This system uses a standard interface, such as a standard mechanical interface, or SMIF, to transfer wafers and information between the tools, enclosures and pods.

Strategy

         Our overall strategy is to continue to build upon our success in the 150mm and 200mm markets by capitalizing on the accelerating demand for integrated automation systems in both 200mm and 300mm fabs. The principal elements of our strategy are:

   . Continue to Enhance our Leading Integrated Automation Systems for the 200mm Market. We intend to continue to enhance our leadership position and our technical expertise in the 200mm market by developing increasingly efficient automation solutions for this market.

   . Leverage our Success in the 200mm Market to Capitalize on the Transition to the 300mm Market. Our experience and leadership in 200mm-based portal automation and SMIF technology has enabled us to transition our existing technology to the 300mm wafer market. Some of our systems are already being used in 300mm pilot lines.

   . Further Increase Penetration of the Japanese Market. Dataquest projects that Japan will account for approximately 23.0 percent of worldwide semiconductor production for the years 2001 through 2004. We believe that a significant opportunity exists for our products in the Japanese market. We intend to continue to augment our ability to directly supply our products to Japanese customers by further increasing our local engineering, manufacturing and customer support presence in Japan.

   . Focus on Portal Automation. Our portal automation solutions are designed to integrate atmospheric robots, environmental control systems, integrated input/output interfaces, auto identification and tracking systems, pods and connectivity software. We intend to leverage our existing customer relationships to capitalize on the increasing demand for a standardized interface between the tool and the factory environment.

   . Leverage our Semiconductor Manufacturer Relationships to Stimulate OEM Demand. By working closely with our semiconductor manufacturer customers, we are able to better understand their specific process requirements and to communicate to them the benefits of our systems. We believe this encourages semiconductor manufacturers to specify our systems to OEMs as their preferred solution.

   . Capitalize on Outsourcing Trend to Broaden Offerings of Products and Services to OEMs. We intend to enhance our capabilities as an end-to-end supplier for our OEM customers in order to earn more business from these customers. The general industrial trend toward outsourcing non-core competencies and the need to reduce the number of suppliers provides an opportunity for us to become a supplier of products and services that are ancillary to portal automation.

   . Strengthen the Software Elements of our Connectivity Offering. In May 2001, we acquired GW Associates, Inc., or GW, the largest merchant provider of the industry-standard software driver protocol for communications between tools and fab host systems, known as SECS/GEM. We intend to combine GW's leading technology with our existing software capabilities to develop a broader and deeper industry-standard product set for communications between tools and fab infrastructure systems.

                              ---------------------

         Asyst Technologies, Inc. was incorporated in California on May 31, 1984 Our principal offices are located at 48761 Kato Road, Fremont, California 94538. Our telephone number is (510) 661-5000.

                                  The Offering

         The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes see "Description of the Notes" in this prospectus.

Issuer.............................................          Asyst Technologies, Inc.

Notes offered......................................          $86,250,000 aggregate principal amount of 5 3/4%
                                                             convertible subordinated notes due 2008.

Maturity...........................................          July 3, 2008

Interest...........................................          5 3/4% per year on amount of the notes, payable
                                                             semiannually on January 3 and July 3, beginning on
                                                             January 3, 2002.

Conversion rights..................................          The notes are convertible, at the option of the holder,
                                                             at any time on or prior to maturity into shares of our
                                                             common stock at a conversion price of $15.18 per share,
                                                             which is equal to a conversion rate of approximately
                                                             65.8718 shares per $1,000 principal amount of notes.
                                                             The conversion price is subject to adjustment. See
                                                             "Description of the Notes--Conversion Rights."

Ranking............................................          The notes are unsecured and subordinated to all of our
                                                             existing and future senior indebtedness and effectively
                                                             subordinated to all existing and future indebtedness
                                                             and other liabilities of our subsidiaries. Excluding
                                                             intercompany indebtedness, at June 30, 2001, we had
                                                             approximately $15.3 million in senior indebtedness
                                                             outstanding, excluding our subsidiaries, and our
                                                             subsidiaries had $66.4 million in indebtedness and
                                                             other liabilities outstanding. Because the notes are
                                                             subordinated, in the event of bankruptcy, liquidation,
                                                             dissolution or acceleration of payment on the senior
                                                             indebtedness, holders of the notes will not receive any
                                                             payment until holders of the senior indebtedness have
                                                             been paid in full. The indenture will not limit the
                                                             incurrence by us or our subsidiaries of senior
                                                             indebtedness or other indebtedness.

Optional redemption................................          We may redeem the notes, in whole or in part, on or after
                                                             July 3, 2004, at the redemption prices listed in this prospectus under "Description of Notes--Optional Redemption by Asyst," plus accrued and unpaid interest.

Change in control..................................          Upon a change of control, each holder of the notes may
                                                             require us to repurchase some or all of its notes at a
                                                             purchase price equal to 100% of the principal amount of
                                                             the notes, plus accrued and unpaid interest. We may, at
                                                             our option, instead of paying the change of control
                                                             purchase price in cash, pay it in shares of our common
                                                             stock valued at 97% of the average of the closing sales
                                                             prices of our common stock for the five trading days
                                                             immediately preceding and including the third trading
                                                             day prior to the date we are required to repurchase the
                                                             notes. We cannot pay the change in control purchase
                                                             price in common stock unless we satisfy certain
                                                             conditions.  See "Description of the Notes--Repurchase
                                                             at Option of Holders Upon a Change in Control."

Registration rights......................................    We have agreed to file with the Securities and Exchange
                                                             Commission, or the Commission, this shelf registration
                                                             statement for the resale of the notes and the common
                                                             stock issuable upon conversion of the notes.  We have
                                                             agreed to keep the shelf registration statement
                                                             effective until July 3, 2003 (or such earlier date when
                                                             the holders of the notes and the common stock issuable
                                                             upon conversion of the notes are able to sell their
                                                             securities immediately pursuant to Rule 144(k) under
                                                             the Securities Act).  If we do not comply with these
                                                             registration obligations, we will be required to pay
                                                             liquidated damages to the holders of the notes or the
                                                             common stock issuable upon conversion.  See
                                                             "Description of Notes-Registration Rights."

Use of proceeds..........................................    We will not receive any proceeds from the sale of the
                                                             notes or the shares of common stock offered by this
                                                             prospectus. See "Selling Securityholders."

Trading..................................................    Prior to this offering, the notes have been eligible
                                                             for trading on the PORTAL Market of the Nasdaq Stock
                                                             Market. Notes sold by means of this prospectus are not
                                                             expected to remain eligible for trading on the PORTAL
                                                             Market.  We cannot predict whether an active trading
                                                             market for the notes will develop or, if such market
                                                             develops, how liquid it will be.  Our common stock is
                                                             quoted on the Nasdaq National Market under the symbol
                                                             "ASYT."

Risk factors............................................     See "Risk Factors" and other information in this prospectus for a discussion of factors you should consider carefully
                                                             before deciding to invest in the notes.

                                  RISK FACTORS

         An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to purchase the notes. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our notes or our common stock.

                          RISKS RELATED TO OUR BUSINESS

The semiconductor manufacturing industry is highly cyclical, and the current substantial downturn is harming our operating results

         Our business is entirely dependent upon the capital expenditures of semiconductor manufacturers, which at any point in time are dependent on the then-current and anticipated market demand for ICs, as well as products utilizing ICs. The semiconductor industry is cyclical and has historically experienced periodic downturns. These periodic downturns, whether the result of general economic changes or capacity growth temporarily exceeding growth in demand for ICs, are difficult to predict and have often had a severe adverse effect on the semiconductor industry's demand for tools.

         The industry is currently experiencing one of its periodic downturns due to decreased worldwide demand for semiconductors. During this downturn, some of our customers have implemented substantial reductions in capital expenditures which has adversely impacted our business. For the first quarter of fiscal 2002, net sales declined by 45.1 percent from the first quarter of fiscal 2001. Additionally, we experienced slower bookings, significant push outs and cancellations of orders during the first quarter of fiscal 2002.

         The current downturn is impairing our ability to sell our systems and to operate profitably. If demand for ICs and our systems remains depressed for an extended period, it will seriously harm our business. The decline in our profitability has been exacerbated by excess manufacturing capacity and special charges associated with cost-cutting programs. Moreover, we have been unable to reduce our expenses quickly enough to avoid incurring a loss. For the three months ended June 30, 2001, our net loss was $27.6 million, compared with net income of $12.9 million for the three months ended June 30, 2001. This net loss reflected the impact of the 45.1 percent decline in net sales for the three months ended June 30, 2001 compared to the net sales for the three months ended June 30, 2000 and charges related to write downs of land and related land improvement engineering costs, write downs of in process research and development costs in connection with the acquisition of GW Associates, Inc. and charges related to a reduction in our workforce. We expect to undertake additional cost-cutting measures in response to a continuation of the current downturn and, as a result, we may be unable to continue to invest in marketing, research and development and engineering at the levels we believe are necessary to maintain our competitive position. Our failure to make these investments could seriously curtail our long-term business prospects.

         We believe that our future performance will continue to be affected by the cyclical nature of the semiconductor industry and, as a result, be adversely affected by such industry downturns.

Because the semiconductor manufacturing industry is subject to rapid demand shifts which are difficult to predict, our inability to efficiently manage our manufacturing capacity and inventory in response to these rapid shifts may cause a reduction in our gross margins, profitability and market share

         The rapid and significant downturn in the current business cycle has resulted in falling demand for our products. Our ability to respond to falling demand depends, in part, upon timely cost reductions associated with our manufacturing capacity and our accumulated inventory. However, we incur manufacturing overhead, inventory expense and other costs, many of which are fixed in the short-term, based on projections of anticipated customer demand. Our ability to quickly reduce our production costs is impaired by manufacturing costs and inventory incurred as a result of projections which, in turn, prevents us from operating profitably. Furthermore, we may not be able to expand our manufacturing capacity when demand increases which could lead to reduced profitability.

We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by, or failure to collect receivables from, these customers could harm our business

         The markets in which we sell our products are comprised of a relatively small number of OEMs and semiconductor manufacturers. Large orders from a relatively small number of customers account for a significant portion of our revenues and makes our relationship with each customer critical to our business. We may not be able to retain our largest customers or attract additional customers, and our OEM customers may not be successful in selling our systems. Our success will depend on our continued ability to develop and manage relationships with significant customers. During the first quarter of fiscal 2002, we experienced slower bookings, significant push outs and cancellations of orders. In addition, our customers have in the past sought price concessions from us and may continue to do so in the future. Further, some of our customers may in the future shift their purchases of products from us to our competitors. Additionally, the inability to successfully develop relationships with additional customers or the need to provide future price concessions would have a negative impact on our business.

         If we are unable to collect a receivable from a large customer, our financial results will be negatively impacted. In addition, since each customer represents a significant percentage of net sales, the timing of the completion of an order can lead to a fluctuation in our quarterly results. As we complete projects for a customer, business from that customer will decline substantially unless it undertakes additional projects incorporating our products.

Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet their needs

         We do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales.
Accordingly:

         . our customers can cease purchasing our products at any time without penalty;

         .    our customers are free to purchase products from our competitors;

         .    we are exposed to competitive price pressure on each order; and

         .    our customers are not required to make minimum purchases.

         Sales are typically made pursuant to individual purchase orders and product delivery often occurs with extremely short lead times. If we are unable to fulfill these orders in a timely manner, we could lose sales and customers.

The timing of the transition to 300mm technology is uncertain and competition may be intense

         We have invested, and are continuing to invest, substantial resources to develop new systems and technologies to automate the processing of 300mm wafers. However, the timing of the industry's transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is uncertain, partly as a result of the recent period of reduced demand for semiconductors. Delay in the adoption of 300mm manufacturing technology could adversely affect our potential revenues.

         Manufacturers implementing factory automation in 300mm pilot projects may initially seek to purchase systems from multiple vendors. Competition, including price competition, for these early 300mm orders could be vigorous. A vendor whose system is selected for an early 300mm pilot project may have, or be perceived to have, an advantage in competing for future orders, and thus the award to a competitor of one or more early 300mm orders could cause our stock price to fall.

If we are unable to meet our customers' stringent specifications for the Plus-Portal System our growth prospects could be negatively impacted

         Our Plus-Portal System, which has been on the market for over a year, offers our OEM customers a complete, automated interface between the OEM's tool and the fab. Currently, many OEMs design and manufacture automated equipment front-ends for their tools utilizing purchased components and in-house engineering and manufacturing resources. The Plus-Portal System offers OEMs a standard, outsourced alternative. The Plus-Portal System has not been widely adopted by OEMs. OEMs have made limited purchases in order to evaluate our ability to meet stringent design, reliability and delivery specifications. If we fail to satisfy these expectations, whether based on limited or expanded sales levels, OEMs will not adopt the Plus-Portal system. We believe that our growth prospects in this area depend in large part upon our ability to gain acceptance of the Plus-Portal System by a broader group of OEM customers. Notwithstanding our solution, OEMs may purchase components to assemble interfaces or invest in the development of their own complete interfaces. The decision by an OEM to adopt the system for a large product line involves significant organizational, technological and financial commitments by this OEM. The market may not adopt the Plus-Portal System.

If we are unable to develop and introduce new products and technologies in a timely manner, our business could be negatively impacted

         Semiconductor equipment and processes are subject to rapid technological changes. The development of more complex ICs has driven the need for new facilities, equipment and processes to produce these devices at an acceptable cost. We believe that our future success will depend in part upon our ability to continue to enhance our existing products to meet customer needs and to develop and introduce new products in a timely manner. We often require long lead times for development of our products, which requires us to expend significant management effort and incur material development costs and other expenses. During development periods we may not realize corresponding revenue in the same period, or at all. We may not succeed with our product development efforts and we may not respond effectively to technological change.

We may not be able to effectively compete in a highly competitive semiconductor equipment industry

         The markets for our products are highly competitive and subject to rapid technological change. We currently face direct competition with respect to all of our products. Some of our competitors may have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than those available to us.

         Several companies, including Brooks Automation, offer one or more products that compete with our Asyst-SMIF System and SMART-Traveler System products. We compete primarily with Entegris in the area of SMIF-Pods and SMIF-FOUPS. We also compete with several competitors in the robotics area, including, but not limited to, PRI Automation, Kensington Labs, Rorze and Yaskawa--Super Mectronics Division. In the area of transport automation systems, our products face competition from the main product line of PRI Automation, as well as from Daifuku, Murata and Shinko. Our products in the area of storage and management of wafers and reticles compete primarily with products from Brooks Automation and Recif.

         In addition, the transition to 300mm wafers is likely to draw new competitors to the facility automation market. In the 300mm wafer market, we expect to face intense competition from a number of companies such as PRI Automation and Brooks Automation, as well as potential competition from semiconductor equipment and cleanroom construction companies.

         We expect that our competitors will continue to develop new products in direct competition with our systems, improve the design and performance of their products and introduce new products with enhanced performance characteristics. In order to remain competitive, we need to continue to improve and expand our product line, which will require us to maintain a high level of investment in research and development. Ultimately, we may not be able to make the technological advances and investments necessary to remain competitive.

         New products developed by our competitors or more efficient production of their products could increase pricing pressure on our products. In addition, companies in the semiconductor capital equipment industry have been facing pressure to reduce costs. Either of these factors may require us to make significant price reductions to avoid losing orders. Further, our current and prospective customers continuously exert pressure on us to lower prices, shorten delivery times and improve the capabilities of our products. Failure to respond adequately to such pressures could result in a loss of customers or orders.

We may not be able to efficiently integrate the operations of our acquisitions

         We have made and, most likely, will continue to make additional acquisitions of, or significant investments in, businesses that offer complementary products, services, technologies or market access. Our recent acquisitions include Hine Design Incorporated, or HDI, Progressive Systems Technologies, Inc., or PST, Palo Alto Technologies, Inc., or PAT, Advanced Machine Programming, Inc., or AMP, SemiFab, Inc., GW and MECS Corporation. We subsequently merged MECS into Asyst Japan, Inc., or AJI.

         We are likely to make additional acquisitions of, or significant investments in, businesses that offer complementary products, services, technologies or market access. If we are to realize the anticipated benefits of these acquisitions, the operations of these companies must be integrated and combined efficiently. The process of integrating supply and distribution channels, computer and accounting systems and other aspects of operations, while managing a larger entity, will present a significant challenge to our management. In addition, it is not certain that we will be able to incorporate different technologies into our integrated solution. We cannot assure that the integration process will be successful or that the anticipated benefits of the business combinations will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business, and we may need to hire additional management personnel to successfully rationalize our acquisitions. The difficulties of integration may be increased by the necessity of combining personnel with disparate business backgrounds and combining different corporate cultures. We are unable to assure that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce our short-term earnings. Consideration for future acquisitions could be in the form of cash, common stock, rights to purchase stock or a combination thereof. Dilution to existing shareholders and to earnings per share may result to the extent that shares of common stock or other rights to purchase common stock are issued in connection with any future acquisitions.

We may be unable to protect our intellectual property rights and we may become involved in litigation concerning the intellectual property rights of others

         We rely on a combination of patent, trade secret and copyright protection to establish and protect our intellectual property. While we intend to protect our patent rights vigorously, we cannot assure that our patents will not be challenged, invalidated or avoided, or that the rights granted thereunder will provide us with competitive advantages. We also rely on trade secrets that we seek to protect, in part, through confidentiality agreements with employees, consultants and other parties. We cannot assure that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to, or independently developed by, others.

         Intellectual property rights are uncertain and involve complex legal and factual questions. We may unknowingly infringe on the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe the intellectual property rights of others, we could be forced to either seek a license to intellectual property rights of others or alter our products so that they no longer infringe the intellectual property rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our product.

         There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Litigation may be necessary to enforce our patents, to protect our trade secrets or know how, to defend Asyst against claimed infringement of the rights of others or to determine the scope and validity of the patents or intellectual property rights of others. Any litigation could result in substantial cost to us and divert the attention of our management, which by itself could have an adverse material effect on our financial condition and operating results. Further, adverse determinations in any litigation could result in our loss of intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. Any of these effects could have a negative impact on our financial condition and results of operations.

Because of intense competition for highly skilled personnel, we may not be able to recruit and retain necessary personnel

         Our future success will depend in large part upon our ability to recruit and retain highly skilled technical, manufacturing, managerial, financial and marketing personnel. Our future performance depends substantially on the continued service of our senior management team, in particular Dr. Mihir Parikh, our Chairman of the Board and Chief Executive Officer, and Anthony Bonora, our Executive Vice President, Chief Technical Officer and Asyst Fellow. We do not have long term employment agreements with any of our senior management team, except Dr. Parikh, and we do not maintain any key-man life insurance policies.

         Due to the cyclical nature of the demand for our products, we have had to reduce our workforce and then rebuild our workforce as our business has gone cyclical peaks and troughs. Because of the industry downturn during fiscal year 1999, we restructured our operations and terminated approximately 110 employees in the United States and approximately 30 employees internationally. In fiscal year 2000, we hired a number of highly skilled employees, especially in manufacturing, to meet customer demand. As our industry entered a downturn, we terminated approximately 144 full-time employees in the United States and 5 full-time employees internationally in the fourth quarter of the 2001 fiscal year, and a further 109 full-time employees in the United States and 44 full-time employees internationally early in the first quarter of the 2002 fiscal year. The labor markets in which we operate are highly competitive and as a result, this type of employment cycle increases our risk of not being able to retain and recruit key personnel. Moreover, our failure to maintain good employee relations could negatively impact our operations.

         If the current downturn ends suddenly, we may not have enough personnel to promptly return to our previous production levels. If we are unable to expand our existing manufacturing capacity to meet demand, a customer's placement of a large order for the development and delivery of factory automation systems during a particular period might deter other customers from placing similar orders with us for the same period. It could be difficult for us to rapidly recruit and train the substantial number of qualified engineering and technical personnel who would be necessary to fulfill one or more large, unanticipated orders. A failure to retain, acquire or adequately train key personnel could have a material adverse impact on our performance.

Because our quarterly operating results are subject to variability, quarter to quarter comparisons may not be meaningful

         Our revenues and operating results can fluctuate substantially from quarter to quarter depending on factors such as:

         .    the timing of significant customer orders;

         .    the timing of product shipment and acceptance;

         .    variations in the mix of products sold;

         .    the introduction of new products;

         .    changes in customer buying patterns;

         .    fluctuations in the semiconductor equipment market;

         .    the availability of key components;

         .    pressure from competitors; and

         . general trends in the semiconductor manufacturing industry, electronics industry and overall economy.

         The sales cycle to new customers ranges from six months to 12 months from initial inquiry to placement of an order, depending on the complexity of the project. This extended sales cycle makes the timing of customer orders uneven and difficult to predict. A significant portion of the net sales in any quarter is typically derived from a small number of long-term, multi-million dollar customer projects involving upgrades of existing facilities or the construction of new facilities. Generally, our customers may cancel or reschedule shipments with limited or no penalty. These factors increase the risk of unplanned fluctuations in net sales. Moreover, a shortfall in net sales in a quarter as a result of these factors could negatively impact our operating results for the quarter. Given these factors, we expect quarter to quarter performance to fluctuate for the foreseeable future. In one or more future quarters, our operating results are likely to be below the expectations of public market analysts and investors, which may cause our stock price to decline.

Shortages of components necessary for our product assembly can delay our shipments and can lead to increased costs which may negatively impact our financial results

         When demand for semiconductor manufacturing equipment is strong, as it was during the first two quarters of fiscal 2001, our suppliers, both domestic and international, strained to provide components on a timely basis and, in some cases, on an expedited basis at our request. Although to date we have experienced only minimal delays in receiving goods from our key suppliers, disruption or termination of these sources could have a serious adverse effect on our operations. Many of the components and subassemblies used in our products are obtained from a single supplier or a limited group of suppliers. We believe that, in time, alternative sources could be obtained and qualified to supply these products in the ordinary course of business. However, a prolonged inability to obtain some components could have an adverse effect on our operating results and could result in damage to our customer relationships. Shortages of components may also result in price increases for components and as a result, could decrease our margins and negatively impact our financial results.

We face significant economic and regulatory risks because a majority of our net sales are from outside the United States

         A majority of our net sales for the quarters ended June 30, 2000 and 2001 and fiscal years ended March 31, 2000 and 2001, were attributable to sales outside the United States, primarily in Taiwan, Japan, Europe and Singapore. We expect that international sales will continue to represent a significant portion of our total revenues in the future. In particular, net sales to Taiwan represented 26.9 percent and 14.3 percent of our total net sales in the quarters ended June 30, 2000 and June 30, 2001, respectively. Net sales to Taiwan represented 35.0 percent and 20.0 percent of our total net sales for the fiscal years ended March 31, 2000 and 2001, respectively. Net sales to Japan represented 14.0 percent and 25.0 percent of our total net sales for the quarters ended June 30, 2000 and June 30, 2001, respectively. Net sales to Japan represented 13.6 percent and 20.9 percent of our total net sales for the fiscal years ended March 31, 2000 and 2001, respectively. This concentration increases our exposure to any risks in this area. Sales to customers outside the United States are subject to various risks, including:

         .    exposure to currency fluctuations;

         .    the imposition of governmental controls;

         .    the need to comply with a wide variety of foreign and U.S. export laws;
         .    political and economic instability;

         .    trade restrictions;

         .    changes in tariffs and taxes;

         .    longer payment cycles typically associated with foreign sales;

         .    the greater difficulty of administering business overseas; and

         .    general economic conditions.

         As of the quarters ended June 30, 2000 and June 31, 2001 and the fiscal years ended March 31, 2000 and 2001, a majority of our accounts receivable, net, were due from international customers located primarily in Taiwan, Japan, Singapore and Europe. Receivables collection and credit evaluation in new geographic regions challenge our ability to avert international risks. In addition, the laws of certain foreign countries may not protect our intellectual property to the same extent as do the laws of the United States. We invoice a majority of our international sales in United States dollars. However, for sales in Japan, we invoice our sales in Japanese yen. We cannot assure that our future results of operations will not be adversely affected by currency fluctuations.

Rising energy costs in California may result in increased operating expenses and reduced net income

         California is currently experiencing an energy crisis. As a result, energy costs in California, including natural gas and electricity, may rise significantly over the next year relative to the rest of the United States. Because we maintain manufacturing facilities in California, our operating expenses with respect to these locations may increase if this trend continues. If we cannot pass along these costs to our customers, our profitability will suffer.

Anti-takeover provisions in our articles of incorporation, bylaws and our shareholder rights plan may prevent or delay an acquisition of Asyst that might be beneficial to our shareholders

         Our articles of incorporation and bylaws include provisions that may have the effect of deterring hostile takeovers or delaying changes in control or management of Asyst. These provisions include certain advance notice procedures for nominating candidates for election to our Board of Directors, a provision eliminating shareholder actions by written consent and a provision under which only our Board of Directors, our Chairman of the Board, our President or shareholders holding at least 10 percent of the outstanding common stock may call special meetings of the shareholders. We have entered into agreements with our officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to Asyst, including losses associated with actions related to third-party attempts to acquire Asyst.

         We have adopted a share purchase rights plan, pursuant to which we have granted to our shareholders rights to purchase shares of junior participating preferred stock. Upon the earlier of (1) the date of a public announcement that a person, entity, or group of associated persons has acquired 15 percent of our common stock or (2) 10 business days following the commencement of, or announcement of, a tender after or exchange offer, the rights granted to our shareholders will become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. These rights could generally discourage a merger or tender offer involving the securities of Asyst that is not approved by our Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer.

         In addition, our Board of Directors has authority to issue up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The issuance of preferred stock while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Asyst. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance thereof could have a material adverse effect on the market value of the common stock. We have no present plans to issue shares of preferred stock.

Our stock price may fluctuate significantly which could be detrimental to our shareholders

         Our stock price has in the past fluctuated and will fluctuate in the future in response to a variety of factors, including the following:

         .    quarterly fluctuations in results of operations;

         .    announcements of new products by Asyst or our competitors;

         . changes in either our earnings estimates or investment recommendations by stock market analysts;

         .    announcements of technological innovations;

         .    conditions or trends in the semiconductor manufacturing industry;

         . announcements by Asyst or our competitors of acquisitions, strategic partnerships or joint ventures;

         .    additions or departures of senior management; and

         .    other events or factors many of which are beyond our control.

         In addition, in recent years, the stock market in general and shares of technology companies in particular have experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of our common stock.

We may not be able to secure additional financing to meet our future capital needs

         We currently anticipate that our available cash resources, which include existing cash and cash equivalents, short-term investments, cash generated from operations and other existing sources of working capital will be sufficient to meet our anticipated needs for working capital and capital expenditures through the fourth quarter of fiscal 2002. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures we may need to raise additional funds after twelve months to develop new or enhanced products, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our shareholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations. As of June 30, 2001, AJI owes approximately $22.1 million in unsecured loans from banks, which have been guaranteed by us, and secured bonds with interest rates ranging between 1.4 percent to 1.9 percent per annum. This strain on our capital resources could have a material adverse effect on our business.

RISKS RELATED TO THE NOTES

The notes are subordinated and unsecured

         The notes are unsecured and subordinated in right of payment in full to all of our existing and future senior indebtedness. Excluding intercompany indebtedness, at June 30, 2001, we had $15.3 million in senior indebtedness outstanding, excluding our subsidiaries, and our subsidiaries had $66.4 million in indebtedness and other liabilities outstanding. As a result, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full. After retiring our senior indebtedness, we may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, in the event of any acceleration of the notes because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to holders of all senior indebtedness before the holders of the notes are entitled to receive any payment or distribution. In addition, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in the assets will be subject to the claims of that subsidiary's creditors.

The notes are not protected by restrictive covenants

         The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving Asyst, except to the extent described under "Description of Notes."

We may be required to repurchase the notes upon a change in control

     The indenture governing the notes contains provisions that apply to a change in our control. You may require us to repurchase all or any portion of your notes upon a change in control. We may not have sufficient cash funds to repurchase the notes upon a change in control. Our future debt agreements may prohibit us from repaying the repurchase price. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we are unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we are unable to repurchase the notes upon a change in control, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other debt. In addition, the occurrence of the change in control may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provision of the indenture. Our ability to repurchase the notes in such event may be limited by law, the indenture, or the terms of other agreements relating to our senior indebtedness. We may be required to refinance our senior indebtedness in order to make such payments.

We have substantially increased our indebtedness

     Because of the sale of the notes, we have incurred $86.25 million of additional indebtedness, substantially increasing our ratio of debt to total capitalization and significantly increasing our interest expense and related debt service costs. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

     . make it difficult for us to make payments on the notes;

     . make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

     . limit our flexibility in planning for, or reacting to changes in, our business; and

     . make us more vulnerable in the event of a downturn in our business.

We may not be able to pay our debt and other obligations

     If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes or our other obligations, we would be in default under the terms thereof, which would permit the holders of the notes to accelerate the maturity of the notes and also could cause defaults under our existing indebtedness and future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we may not be able to repay amounts due in respect of the notes if payment of the notes were to be accelerated following the occurrence of an event of default as defined in the indenture.

An active trading market may not develop for the notes

     There is currently no public market for the notes. We cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

     . prevailing interest rates and the markets for similar securities;

     . general economic conditions; and

     . our financial condition, historic financial performance and future prospects.

Any adverse rating of the notes may cause their trading price to fall

     In the future, one or more rating agencies may rate the notes. If any rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies, following any initial or subsequent rating, may also lower ratings on the notes. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price of the notes could decline.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our computation of the ratio of earnings to fixed charges for the last five fiscal years (in millions):

                                              Fiscal Years Ended March 31,
                                        ---------------------------------------

                                         1997    1998    1999     2000    2001
                                         ----    ----    -----    ----    ----
Ratio of earnings to fixed charges       18.8    21.3    --(1)    18.2    15.8


(1) Earnings were insufficient to cover fixed charges by $39,977 for the fiscal year ended March 31, 1999.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue" or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.

                                 USE OF PROCEEDS

     The selling securityholders will receive all the proceeds from the sale of the securities sold under this prospectus. We will not receive any proceeds from the sale of the notes or the underlying shares of common stock offered by this prospectus. See "Selling Securityholders."

                             SELLING SECURITYHOLDERS

     We originally issued and sold the notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO Rothschild LLC, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. The initial purchasers have advised us the notes were immediately resold to persons they reasonably believed to be "qualified institutional buyers," as defined in Rule 144A of the Securities Act. The subsequent purchasers, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible pursuant to this prospectus.

     The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.


                                                                                PRINCIPAL
                                          PRINCIPAL                             AMOUNT OF        COMMON
                                          AMOUNT OF                               NOTES          STOCK
                                            NOTES                                 OWNED          OWNED
                                        BENEFICIALLY   COMMON STOCK   COMMON      AFTER          AFTER
                                          OWNED AND    BENEFICIALLY    STOCK    COMPLETION    COMPLETION
                                         OFFERED(1)     OWNED(2)      OFFERED   OF OFFERING   OF OFFERING
                                        ------------   -----------    -------   -----------   -----------
NAME
----

AIG Soundshore Holdings Ltd.             $1,570,000      103,426      103,426            --            --

AIG Soundshore Opportunity Holding        1,893,000      124,704      124,704            --            --
Fund Ltd.

AIG Soundshore Strategic Holding            537,000       35,375       35,375            --            --
Fund Ltd.

Alexandra Global Investment Fund 1        3,450,000      227,273      227,273
LTD.

Amaranth LLC                              5,000,000      329,381      329,381            --            --

American Samoa Government                    22,000        1,449        1,449            --            --

Argent Classic Convertible Arbitrage        500,000       32,938       32,938            --            --
Fund (Bermuda) Ltd.

Argent Convertible Arbitrage Fund         2,000,000      131,752      131,752            --            --
Ltd.

Barclays Capital Securities Ltd.            350,000       23,057       23,057            --            --

BNP Paribas Equity Strategies, SNC        2,000,000      158,649(3)   131,752            --        26,897

BP Amoco PLC,  Master Trust                 610,000       40,184       40,184            --            --

Campbell Corporation                        133,000        8,762        8,762            --            --

CooperNeff Convertible Strategies           300,000       19,763       19,763            --            --
Fund, L.P.

Deutsche Banc Alex Brown Inc.             4,368,000      287,747      287,747            --            --

The Estate of James Campbell                102,000        6,719        6,719            --            --

UFR Zazove Master Trust                     500,000       32,938       32,938            --            --

Highbridge International LLC              6,500,000      428,195      428,195            --            --

J.P. Morgan Securities, Inc.              5,000,000      329,381      329,381            --            --

Kentfield Trading LTD.                    5,632,000      371,014      371,014            --            --

R2 Investments, LDC                       4,000,000      263,505      263,505            --            --

San Diego County Employees                1,000,000       65,876       65,876            --            --
Retirement Association

Sturgeon Limited                             46,000        3,030        3,030            --            --

Susquehana Capital Group                  3,750,000      247,036      247,036            --            --

UBS AG London Branch                     25,500,000    1,679,842    1,679,842            --            --

Zazove Hedged Convertible Fund, L.P.      1,000,000       65,876       65,876            --            --

Zazove Income Fund L.P.                   1,000,000       65,876       65,876            --            --

Zurich Institutional Benchmarks     $  133,000          8,762          8,762       --       --

Zurich Institutional Benchmarks      1,000,000         65,876         65,876       --       --
Master Fund Ltd.

Unkown(4)                           $8,354,000        550,329        550,329       --       --


(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2) Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.

(3) Includes 26,897 shares of common stock beneficially owned prior to the offering.

(4) The name "Unknown" in the table above represents the remaining selling securityholders. We are unable to provide the names of these holders at this time because these selling securityholders have not provided us with information and their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

     No selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. All of the notes were "restricted securities" under the Securities Act prior to this registration.

     Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

         The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The notes and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve block transactions:

         - on any national securities exchange or quotation service on which the notes or the common stock into which the notes are convertible may be listed or quoted at the time of sale;

         -    in the over-the-counter market;

         - in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

         - through the writing of options, whether the options are listed on an options exchange or otherwise.

         In connection with the sale of the notes and common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock, short and deliver these securities to close out their short positions, or loan or pledge the notes or common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from the offering.

         Our common stock is quoted on the Nasdaq National Market. The notes are currently designated for trading on the PORTAL Market. Notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

         In order to comply with the securities laws of some states, if applicable, the notes and common may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the distribution of the notes and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934, or the Exchange Act, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M.

         In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock. We estimate that our total expenses of the offering of the notes and common stock will be approximately $3.0 million.

         We are permitted to suspend the use of this prospectus in the event pending corporate developments, public filings with the Commission and similar events for a period not to exceed 60 days in any three-month period, but not to exceed an aggregate of 90 days in any 12-month period. However, if the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of Debentures -- Registration Rights."

                            DESCRIPTION OF THE NOTES

         The notes were issued under an indenture between us and State Street Bank and Trust Company of California, N.A., as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchasers. A copy of the form of indenture and the registration rights agreement will be available upon request to us. We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given to them in the indenture. In this section, the words "we," "us," "our" or "Asyst" do not include any current or future subsidiary of Asyst Technologies, Inc.

General

         The notes are general unsecured obligations of Asyst Technologies, Inc. and subordinated in right of payment to certain of our other obligations as described under "--Subordination of Notes" below and convertible into our common stock as described under "--Conversion Rights" below. The notes have an aggregate principal amount of $86,250,000 and will mature on July 3, 2008.

         The notes bear interest at the rate of 5 3/4% per year from July 3, 2001, the date of issuance of the notes. Interest is payable semi-annually on January 3 and July 3 of each year, commencing January 3, 2002, to holders of record at the close of business on the preceding December 18 and June 18, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a note, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

         Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See "--Global Note; Book-Entry; Form."

         The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of senior indebtedness, as defined below under "--Subordination of Notes," or any other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of Asyst except to the extent described under "--Repurchase at Option of Holders Upon a Change in Control" below.

Conversion Rights

         The holders of the notes may, at any time on or prior to the close of business on the final maturity date of the notes, convert any outstanding notes, or portions thereof, into our common stock, initially at the conversion price of $15.18, as set forth on the cover page of this prospectus, subject to adjustment as described below. Holders may convert the notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock.

         If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes must be accompanied by funds equal to the interest payable to the record holder on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption, unless we default in the payment of the redemption price.

         A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied. The resale of the notes and common stock into which the notes are convertible pursuant to this prospectus constitute satisfaction of these restrictions on transfer.

         The initial conversion price will be adjusted for certain future events, including:

         1. the issuance of our common stock as a dividend or distribution on our common stock;

         2.     certain subdivisions and combinations of our common stock;

         3. the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock at less than or having a conversion price per share less than the current market price of our common stock, other than our share purchase rights plan;

         4. the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than our common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to in clause (3) above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph below and dividends or distributions paid exclusively in cash;

         5. dividends or other distributions consisting exclusively of cash to all holders of our common stock excluding any cash that is distributed upon a reclassification or change of our common stock, merger, consolidation, statutory share exchange, combination, sale or conveyance as described in the third succeeding paragraph below or as part of a distribution referred to in clause (4) above to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

         6. the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer or exchange offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer or exchange offer for which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer or exchange offer.

         In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

         In the case of:

         . any reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

         .    a consolidation, merger or combination involving us;

         . a sale or conveyance to another corporation of all or substantially all of our property and assets; or

         .    any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

         If a taxable distribution to holders of our common stock or transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Material United States Federal Income Tax Considerations."

         We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such reduction. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "Material United States Federal Income Tax Considerations."

Optional Redemption by Asyst

         There is no sinking fund for the notes. On and after July 3, 2004, we will be entitled to redeem some or all of the notes on at least 20 but not more than 60 days' notice, at the redemption price set forth below, together with accrued and unpaid interest to, but not including, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

         The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the periods described below.

                                                                   Redemption
         Period                                                       Price
         ------                                                    ----------
         July 3, 2004 through July 2, 2005 .......................   103.29%
         July 3, 2005 through July 2, 2006 .......................   102.46%
         July 3, 2006 through July 2, 2007 .......................   101.64%
         Thereafter ..............................................   100.82%

         If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change in Control

         If a change in control occurs, each holder of the notes will have the right to require us to repurchase all of such holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 business days after the date we give notice of the change in control at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date; provided that, if such repurchase date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

         Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will be equal the repurchase price divided by 97% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

         Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or before the 30th day after the date of our notice of the change in control, written notice to the trustee of the holder's exercise of the repurchase right, together with the notes with respect to which the right is being exercised.

         Under the indenture, a "change in control" of Asyst will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

         . the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

         . our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

                   (1) any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

                   (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

                   (3) in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock;

         . during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

         . we are liquidated or dissolved or our shareholders pass a resolution approving a plan of liquidation or dissolution.

         The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         Rule l3e-4 under the Exchange Act requires the dissemination of information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

         We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

         Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under or be prohibited or limited by, the terms of existing or future senior indebtedness. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior indebtedness. See "--Subordination of Notes" below.

Subordination of Notes

     The payment of principal of and premium, if any, and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all senior indebtedness whether outstanding on the date of the indenture or thereafter incurred. The notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Asyst or to its assets, or any liquidation, dissolution or other winding-up of Asyst, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Asyst, except in connection with the consolidation or merger of Asyst or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under "--Consolidation, Mergers and Sales of Assets" below, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character, other than any payment or distribution in the form of equity securities or subordinated securities of Asyst or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated, or Permitted Junior Securities, on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of Asyst of any kind or character, whether in cash, property or securities other than a payment or distribution in the form of Permitted Junior Securities, by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such senior indebtedness.

     No payment or distribution of any assets of Asyst of any kind or character, whether in cash, property or securities other than Permitted Junior Securities, may be made by or on behalf of Asyst on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. A "Payment Default" shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness beyond any applicable grace period.

     No payment or distribution of any assets of Asyst of any kind or character, whether in cash, property or securities other than Permitted Junior Securities, may be made by or on behalf of Asyst on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes for the period specified below, or a Payment Blockage Period, upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated and receipt by the trustee of written notice thereof from the trustee or other representative of holders of Designated Senior Indebtedness, or a Non-Payment Default.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

     1. 179 days thereafter provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated;

     2. the date on which such Non-Payment Default is cured, waived or ceases to exist;

     3. the date on which such Designated Senior Indebtedness is discharged or paid in full; or

     4. the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Asyst from the trustee or such other representative initiating such Payment Blockage Period, after which Asyst will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

     In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness. After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated equally and ratably with all other indebtedness that is equal in right of payment to the notes to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness. See "--Events of Default" below.

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of Asyst, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of Asyst.

     Excluding intercompany indebtedness, at June 30, 2001, we had $15.3 million in senior indebtedness outstanding, excluding our subsidiaries, and our subsidiaries had $66.4 million in indebtedness and other liabilities outstanding.

     "Designated Senior Indebtedness" means our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness shall be "Designated Senior Indebtedness" for purposes of the indenture.

     "Indebtedness" means, with respect to any person, without duplication:

     . all indebtedness, obligations and other liabilities contingent or otherwise of such person for borrowed money including overdrafts or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

     . all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments;

     . indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business;

     . all obligations and liabilities contingent or otherwise in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the person and all obligations and other liabilities contingent or otherwise under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the person under the lease or related document to purchase or to cause a third party to purchase the leased property whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles, including, without limitation, synthetic lease obligations;

     . all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreement, hedge agreement, forward contract or similar instrument or agreement or foreign currency, hedge, exchange or purchase or similar instrument or agreement;

     . all indebtedness referred to in, but not excluded from, the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any lien or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured;

     . all guarantees by such person of indebtedness referred to in this definition or of any other person;

     . all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

     . the present value of the obligation of such person as lessee for net rental payments, excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments, during the remaining term of the lease included in any such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States; and

     . any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

     "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or otherwise, prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at anytime prior to such date unless it is convertible or exchangeable solely at our option.

     "Senior indebtedness" means:

     . all obligations of Asyst, now or hereafter existing, under or in respect of our synthetic lease, as amended from time to time, and the documents and instruments executed in connection therewith, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Asyst under bankruptcy law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law, and other amounts due in connection therewith, including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to indemnities, whether outstanding on the date of the indenture or thereafter created, incurred or assumed;

     . the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement including default interest and interest accruing after a bankruptcy;

     . commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

     . all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars, options and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge;

     . all of our obligations under leases for real estate, facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

     . any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

     . renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee.

     Notwithstanding the foregoing, "senior indebtedness" shall not include:

     . indebtedness or other obligations of ours that by its terms ranks equal or junior in right of payment to the notes;

     .    indebtedness evidenced by the notes;

     . indebtedness of Asyst that by operation of law is subordinate to any general unsecured obligations of Asyst;

     . accounts payable or other liabilities owed or owing by Asyst to trade creditors including guarantees thereof or instruments evidencing such liabilities;

     . amounts owed by Asyst for compensation to employees or for services rendered to Asyst;

     . indebtedness of Asyst to any subsidiary or any other affiliate of Asyst or any of such affiliate's subsidiaries except if it is pledged as security for any senior indebtedness;

     .    capital stock of Asyst;

     . indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

     . indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title II of the United States Code, is without recourse to Asyst.

     The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

     Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

     The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Event of Default

     Each of the following constitutes an event of default under the indenture:

     1. our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

     2. our failure to pay an installment of interest, including liquidated damages, if any, on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

     3. our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and failure that continues for ten days after such delivery date;

     4. our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     5. our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $5 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, recorded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amounts of the notes then outstanding;

     6. certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

     7. our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

     If an event of default specified in clause (6) or clause (7) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) or clause (7) above, the default not having been cured or waived as provided under "--Modifications and Waiver" below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

     We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

     . we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, assumes all our obligations under the indenture and the notes;

     . at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     . an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Modifications and Waiver

     The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     .    adding to our covenants for the benefit of the holders of notes;

     .    surrendering any right or power conferred upon us;

     . providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     . reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

     . complying with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     . making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

     . curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect; or

     . adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

     Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

     . change the maturity of the principal of or any installment of interest on any note, including any payment of liquidated damages;

     . reduce the principal amount of, or any premium, if any, or interest on, including the amount of liquidated damages, any note;

     . reduce the interest rate or interest, including any liquidated damages, on any note;

     . change the currency of payment of principal of, premium, if any, or interest of any note;

     . impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

     . except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change in control or the conversion rights of holders of the notes;

     . modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

     . reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

     We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     . all outstanding notes will become due and payable at their scheduled maturity within one year; or

     .    all outstanding notes are scheduled for redemption within one year;

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Global Note; Book-Entry; Form

     The notes are evidenced by a global note. We have deposited the global note with or on behalf of DTC and registered the global note in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     After a sale of notes under this prospectus, notes that were held as beneficial interests in the global note with DTC will remain as beneficial interests in the global note.

     A holder may hold its interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as "participants." Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

     Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as "indirect participants." So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co., for all purposes, will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

     .    not be entitled to have certificates registered in their names;

     . not receive physical delivery of certificates in definitive registered form; and

     .    not be considered holders of the global note.

     We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

     . for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

     . for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on any payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

     Neither we, the trustee, registrar, paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

     . a limited purpose trust company organized under the laws of the State of New York;

     .    a member of the Federal Reserve System;

     . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

     The notes are subject to transfer restrictions and certificates for the notes bear a legend to this effect.

Information Concerning the Trustee

     State Street Bank and Trust Company of California, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the notes. EquiServe Trust Company is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

     We have, at our expense, filed with the Commission a shelf registration statement, of which this prospectus is a part, covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We will use our best efforts to:

     . cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

     . keep the registration statement effective until the earlier of (A) such date that is two years after the last date of original issuance of any of the notes; (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.

     We will notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

     We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. If,

     . on the 181st day following the earliest date of original issuance of any of the notes, the shelf registration statement is not declared effective; or

     . the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

     . the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

     . an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

     . an additional 0.5% of the principal amount from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per year exceeding 0.5%. No holder shall be entitled to liquidated damages unless that holder has complied with its obligations to furnish to us the information required regarding such holder at least three business days prior to any intended distribution of registrable securities pursuant to the shelf registration statement. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material U.S. federal income tax consequences to holders of the notes or our common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, applicable existing and proposed U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. This summary applies only to holders, as defined below, that hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Internal Revenue Code, which generally means held for investment. It does not address tax consequences applicable to those holders that may be subject to special tax rules, such as:

     .    financial institutions,

     .    regulated investment companies,

     .    tax-exempt organizations,

     .    expatriates,

     . persons subject to the alternative minimum tax provisions of the Internal Revenue Code,

     .    pension funds,

     .    insurance companies,

     .    dealers in securities or foreign currencies,

     . persons that will hold notes or common stock as a position in a hedging transaction, straddle, conversion transaction, constructive sale, integrated transaction or other risk reduction transaction for tax purposes,

     . persons who hold notes through a partnership or other pass through entity, or

     . persons that have a primary form of currency other than the U.S. dollar, except as disclosed below under "Non-U.S. Holders."

     We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME, GIFT AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes,
(1) a citizen or resident of the U.S., (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S., (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (B) it was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. trust. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is generally attributed to its owners. A non-U.S. holder means a holder of a note or common stock that is not a U.S. holder for United States federal income tax purposes.

U.S. HOLDERS

     The following is a summary of the material U.S. federal income tax consequences resulting from the ownership and disposition of the notes and common stock by U.S. holders.

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

Payment of Interest

     Stated Interest

     Any interest we pay on a note generally will be includable in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with each U.S. holder's method of accounting for U.S. federal income tax purposes.

     Repurchase at Option of Holders Upon Change in Control

     A U.S. holder may require us to redeem any and all of his notes if a change in control occurs, as that term is defined in "Description of the Notes--Repurchase at Option of Holders Upon a Change in Control." If we are required to repurchase your notes upon the occurrence of a change in control and we opt to pay the repurchase price in our common stock, we must pay to you a number of shares of our common stock equal to the principal amount of the notes you submit to us for repurchase, plus accrued and unpaid interest, up to but excluding the repurchase date, divided by 97% of the average of the closing sale price of our common stock measured over a five day period. We intend to treat the possibility of repurchasing all or any portion of your notes for our common stock upon the happening of a change in control as a remote and incidental contingency for U.S. federal income tax purposes, within the meaning of applicable Treasury Regulations. Accordingly, we believe that the possibility of repurchasing all or any portion of your notes for our common stock upon the happening of a change in control will not affect the yield to maturity on the notes and therefore you will be taxable at the time repurchase payments, if any, accrue or are received in accordance with your method of accounting. Our determination that there is a remote likelihood of a change in control is binding on each U.S. holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

Sale, Exchange or Redemption of the Notes

     Except as set forth below under "Conversion of the Notes" and "Market Discount," upon the sale, exchange or redemption of a note, including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. holder's adjusted tax basis in that note. For these purposes, the amount realized on the sale, exchange or redemption of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. Subject to the market discount and amortizable premium rules discussed below, a U.S. holder's adjusted tax basis in a note generally will be the U.S. dollar value of the purchase price of that note on the date of purchase increased by any market discount previously included in income by the holder and reduced by any amortized premium. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year. In general, the maximum federal tax rate for noncorporate taxpayers on long-term capital gain is 20% with respect to capital assets including the notes and common stock, and 18% if such capital assets are held for more than five years. Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain at a current maximum federal rate of 39.1% in the hands of noncorporate taxpayers. However, under recently enacted tax legislation, the maximum federal tax rate for short-term capital gains will be reduced, over the next five years, from 39.1% to 35% by January 1, 2006. For individual taxpayers, the deductibility of capital losses is subject to limitations. For corporate taxpayers, both capital gains and ordinary income are subject to a maximum regular federal tax rate of 35%.

Constructive Dividends on Notes

     The conversion price of the notes may adjust under certain circumstances.
Section 305 of the Internal Revenue Code treats as a distribution taxable as a dividend, to the extent of our current or accumulated earnings and profits, certain actual or constructive distributions of stock with respect to stock or convertible securities. Under applicable Treasury regulations, an adjustment of conversion price may, under certain circumstances, be treated as a constructive dividend to the extent it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock. Generally, a holder's tax basis in a note will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. holders of common stock.

Conversion of the Notes

     A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock, and although not free from doubt, a U.S. holder generally should not recognize any income, gain or loss upon the repurchase of a note, in the event of a change in control, for common stock pursuant to the exercise of such repurchase right, except with respect to cash received in lieu of a fractional share of common stock, except to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the note, which will be treated as interest for federal income tax purposes, and except with respect to market discount, as described below under "Market Discount." A U.S. holder's tax basis in the common stock received on conversion or repurchase of a note will be the same as that U.S. holder's adjusted tax basis in the note at the time of conversion or repurchase reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion or repurchase will generally include the holding period of the note converted or repurchased. However, a holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of accrued interest included in income and the holding period will begin on the day following the date of conversion or repurchase.

     You should treat cash received in lieu of a fractional share of common stock upon conversion or repurchase as a payment in exchange for a fractional share of common stock. The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash you received for the fractional share and your adjusted tax basis in the fractional share. The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary income.

Dividends on Common Stock

     If we make distributions on our common stock, those distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. We currently have neither current nor accumulated earnings and profits, but we may have earnings and profits in the future.

     In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock, other than any non-voting, non-convertible, non-participating preferred stock. A corporate U.S. holder that owns 20% or more of the voting power and value of our stock, other than any non-voting, non-convertible, nonparticipating preferred stock, generally will qualify for an 80% dividends received deduction.

Sale of Common Stock

     Upon the sale or exchange of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. holder's adjusted tax basis in the common stock. That capital gain or loss will be long-term if the U.S. holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. In the case of certain noncorporate taxpayers, including individuals, long-term capital gains are taxed at a maximum federal rate of 20%, which decreases to 18% if such capital assets are held for more than five years, and short-term capital gains are taxed at a current maximum federal rate of 39.1%. However, under recently enacted tax legislation, the maximum federal tax rate for short-term capital gains will be reduced, over the next five years, from 39.1% to 35% by January 1, 2006. A U.S. holder's basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "Description of Notes--Conversion Rights." Corporate taxpayers are subject to a maximum regular federal tax rate of 35% on all capital gains and ordinary income.

Market Discount

     The resale of the notes may be affected by the impact on a purchaser of the market discount provisions of the Internal Revenue Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition, other than at original issue, exceeds the U.S. holder's adjusted tax basis in the note. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. holder elects to include accrued market discount in income over the life of the note.

     This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straightline basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. If an election is made, it will apply only to the note with respect to which it is made, and may not be revoked. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

Amortizable Premium

         A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium, referred to as Section 171 premium, from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period, with a corresponding decrease in tax basis. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Backup Withholding and Information Reporting

         A U.S. holder of notes or common stock may be subject to backup withholding at a current rate of 30.5 % with respect to certain reportable payments, including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. This rate will be further reduced over the next five years in accordance with recently enacted tax legislation. These backup withholding rules apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect taxpayer identification number, (iii) fails to report properly interest or dividends or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the U.S. holder is not subject to backup withholding. A U.S. holder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain U.S. holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to U.S. holders of notes and common stock and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to those payments.

NON-U.S. HOLDERS

         The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the notes or our common stock by non-U.S. holders.

Payment of Interest

         Generally, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business will be subject to a withholding tax at a 30% rate, or lower rate specified by an applicable income tax treaty. However, interest income earned on the notes by a non-U.S. holder may qualify for an exemption, referred to as the portfolio interest exemption, and as a result should not be subject to U.S. federal income tax or withholding, subject to the discussion below of backup withholding. Interest we pay on the notes to a non-U.S. holder generally should qualify for the portfolio interest exemption if:

         1. the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

         2. the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

         3. the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership. For this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted;

         4. the non-U.S. holder, under penalty of perjury, certifies to us or our agent that it is not a U.S. person and provides its name and address, or otherwise satisfies the applicable identification requirements; and

         5. the non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

         If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business.

         Recently revised Treasury regulations have modified the certification and identification requirements. These regulations now require foreign partnerships and certain foreign trusts to provide additional documentation which (i) certifies that the individual partners, beneficiaries, or owners of the partnership or trust are not U.S. holders, and (ii) provides the individual partners', beneficiaries' or owners' names and addresses.

         A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the non-U.S. holder provides us with proper certification as to the holder's exemption from withholding. If the interest is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and with respect to corporate holders and under certain circumstances, the branch profits tax, which is generally imposed at a 30% rate. Non-U.S. holders should consult applicable income tax treaties, which may provide different rules. Even though effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8ECI to us or to our agent.

Conversion of the Notes

         A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

Constructive Dividends on Notes

         The conversion price of the notes may adjust in certain circumstances. An adjustment could potentially give rise to a deemed distribution to non-U.S. holders of the notes. See "--U.S. Holders--Constructive Dividends on Notes" above. In that case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "--Dividends" below.

Dividends

         Subject to the discussion below of backup withholding, dividends, if any, paid on our common stock to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "--U.S. Holders--Constructive Dividends on Notes" above. Under recently revised Treasury regulations holders will be required to satisfy certain certification requirements to claim treaty benefits.

         Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on dividends paid, or deemed paid, that are effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, and if required by a tax treaty, are attributable to a permanent establishment maintained in the U.S.

         If that non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on that effectively connected income at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of the Notes and Common Stock

         A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock, unless:

            1. in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the sale, exchange or redemption and certain other requirements are met; or

            2. the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

         However, if we were to become a U.S. real property holding corporation, or USRPHC, a non-U.S. holder could be subject to federal income tax withholding with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder's U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future.

U.S. Federal Estate Tax

         A note held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to that note would not have been effectively connected with the conduct by that individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will be included in that individual's estate for U.S. federal estate tax purposes, but the applicable rate of tax may be reduced or eliminated if an estate tax treaty otherwise applies.

Backup Withholding and Information Reporting

         We must report annually to the IRS and to each non-U.S. holder the amount of any interest or dividends paid to that non-U.S. holder, and tax withheld, if any, with respect to those payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.

         U.S. backup withholding and information reporting will not apply to payments of interest or principal on the notes by us or our agent to a non-U.S. holder if the non-U.S. holder satisfies the certification or identification requirements described in "--Non-U.S. Holders--Payment of Interest," above, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax. The payment of the proceeds on the disposition of notes or shares of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of notes or shares of common stock effected outside the U.S. to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if the broker is a U.S. person or has certain connections to the U.S., information reporting requirements, but not backup withholding, will apply unless the broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge, or reason to know, to the contrary or unless the holder otherwise establishes an exemption.

The Company

         Generally, under Section 279 of the Internal Revenue Code, an interest deduction in excess of $5.0 million per year is not permitted with respect to certain "corporate acquisition indebtedness." Corporate acquisition indebtedness includes any indebtedness that is:

         . issued to provide consideration for the direct or indirect acquisition of stock or assets of another corporation;

         .   subordinated;

         . convertible directly or indirectly into the stock of the issuing corporation; and

         . issued by a corporation that has a debt to equity ratio that exceeds 2 to 1.

         Our ability to deduct all of the interest payable on the notes will depend on the application of the foregoing tests to us. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes.

         Under Section 163(l) of the Internal Revenue Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. Such arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance.

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

                                  LEGAL MATTERS

         Cooley Godward LLP, Palo Alto, California, will pass upon legal matters for us regarding the validity of the notes and the shares of common stock issuable upon conversion of the notes. As of the date of this prospectus, certain Cooley Godward LLP attorneys own in the aggregate approximately 5,688 shares of our common stock.

                              INDEPENDENT AUDITORS

         Our audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Ernst & Young LLP and Deloitte Touche Tohmatsu. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. You may read and copy these reports, proxy statements and other information at the Commission's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Commission filings are also available at the Commission's web site at "http://www.sec.gov." In addition, you can read and copy our Commission filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

         The Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

 .   Annual Report on Form 10-K for the year ended March 31, 2001, filed with the
    Commission on June 19, 2001, as amended on July 3, 2001.

 .   Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with the Commission on August 14, 2001.

 .   Current Report on Form 8-K, dated July 5, 2001.

 .   Proxy Statement for the annual meeting of shareholders to be held on
    September 14, 2001, filed with the Commission on July 23, 2001, as revised on July 25, 2001.

 .   The description of the common stock contained in our Registration Statement on Form 8-A, as filed on February 21, 1995 with the Commission under the Exchange Act.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                     Asyst Technologies, Inc.
                     48761 Kato Road
                     Fremont, CA  94538
                     (510) 661-5000

         This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the common stock being registered. All amounts are estimated, except the Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

Commission Registration Fee ..........................   $21,563
Nasdaq National Market Filing Fee. ...................    17,000
Accounting Fees. .....................................    25,000
Legal Fees and Expenses. .............................    75,000
Printing and Engraving ...............................    10,000
Miscellaneous. .......................................    11,437
                                                          ------
Total. ...............................................  $160,000
                                                        ========
ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Restated Certificate of Incorporation provides that directors of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

         The Registrant has entered into indemnification agreements with substantially all of its officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits.

4.1* Indenture dated as of July 3, 2001 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee, including therein the forms of the notes.

4.2* Supplemental Indenture dated as of August 17, 2001 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee, including therein the forms of the notes.

4.3* Registration Rights Agreement dated as of July 3, 2001 between the Registrant and State Street Bank and Trust Company of California, N.A.


5.1*     Opinion of Cooley Godward LLP.

12.1*    Computation of Ratio of Earnings to Fixed Charges.

23.1*    Consent of Cooley Godward LLP (included in Exhibit 5.1).

23.2*    Consent of Arthur Andersen LLP.

23.3*    Consent of Ernst & Young LLP.

23.4*    Consent of Deloitte Touche Tohmatsu.

24.1*    Power of Attorney (see page II-5).

25.1* Form T-1. Statement of Eligibility under the Trust Indenture Act of State Street Bank and Trust Company of California, N.A.

_________

*  Previously filed.


         (b)      Financial Statement Schedules

         Consolidated Schedules are omitted because they are not applicable, or because the information is included in the Schedule, Financial Statements or the Notes thereto, which are incorporated by reference from the registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Asyst duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, County of Alameda, State of California, on October 10, 2001.

                                         ASYST TECHNOLOGIES, INC.


                                         /s/ Geoffrey G. Ribar
                                         -------------------------------------
                                         Geoffrey G. Ribar
                                         Senior Vice President
                                         And Chief Financial Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             Signatures                                               Title                                  Date
-------------------------------------          -------------------------------------------------       ------------------
              *                                Chairman of the Board, Chief Executive Officer          October 10, 2001
-------------------------------------           and Director (Principal Executive Officer)
       Mihir Parikh, Ph.D.

     /S/ Geoffrey G. Ribar                     Senior Vice President and Chief Financial Officer       October 10, 2001
-------------------------------------            (Principal Financial and Accounting Officer)
       Geoffrey G. Ribar

              *                                Director                                                October 10, 2001
-------------------------------------
       P. Jackson Bell

              *                                Director                                                October 10, 2001
-------------------------------------
       Stanley Grubel

              *                                Director                                                October 10, 2001
-------------------------------------
       Robert A. McNamara

              *                                Director                                                October 10, 2001
-------------------------------------
       Anthony E. Santelli

              *                                Director                                                October 10, 2001
-------------------------------------
       Walter W. Wilson



* /s/ Geoffrey G. Ribar
-------------------------------------
Geoffrey G. Ribar As Attorney-in-fact.

                                  EXHIBIT INDEX

4.1* Indenture dated as of July 3, 2001 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee, including therein the forms of the notes.

4.2* Supplemental Indenture dated as of August 17, 2001 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee, including therein the forms of the notes.

4.3* Registration Rights Agreement dated as of July 3, 2001 between the Registrant and State Street Bank and Trust Company of California, N.A.


5.1*     Opinion of Cooley Godward LLP.

12.1*    Computation of Ratio of Earnings to Fixed Charges.

23.1*    Consent of Cooley Godward LLP (included in Exhibit 5.1).

23.2*    Consent of Arthur Andersen LLP.

23.3*    Consent of Ernst & Young LLP.

23.4*    Consent of Deloitte Touche Tohmatsu.

24.1*    Power of Attorney (see page II-5).

25.1* Form T-1. Statement of Eligibility under the Trust Indenture Act of State Street Bank and Trust Company of California, N.A.

__________

*  Previously filed.